Exhibit 10.10

RETAIL PROPERTIES OF AMERICA, INC.
RETENTION AGREEMENT
This Retention Agreement (the “Agreement”) is made and entered into by and between Angela M. Aman (“Executive”) and Retail Properties of America, Inc., a Maryland corporation (the “Company”), effective as of February 19, 2013 (the “Effective Date”).
R E C I T A L S
A.Although the Company anticipates the continuation of a mutually rewarding employment relationship with Executive, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive with certain assurances in the event of the occurrence of an involuntary termination of Executive’s employment with the Company. Further, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Committee recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. Accordingly, the Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
B.Certain capitalized terms used in this Agreement are defined in Section 8 below.
NOW THEREFORE, the parties hereto agree as follows:
1.Term of Agreement. This Agreement shall have a term commencing on the Effective Date and continuing for two (2) years following the Effective Date (the “Term”). The Term shall be automatically extended for successive two (2) year periods unless the Committee has delivered notice to Executive no later than ninety (90) days prior to the completion of the then effective Term that this Agreement is not be extended; provided, however, that this Agreement shall not terminate until the date on which all payments and benefits, if any, have been provided to Executive in accordance with this Agreement if, during the then effective Term, a Change in Control has occurred or negotiations have commenced with a potential acquiror that reasonably could be expected to result in a Change in Control.
2.Termination Upon Disability or Death. The Company may terminate Executive’s employment immediately at any time following Executive’s disability. Executive’s employment shall terminate automatically upon Executive’s death. In the event that Executive’s employment is terminated in accordance with this Section 2, Executive shall be entitled to receive only the following payments and benefits: (i) unpaid base salary at the rate then in effect, prorated to the date of Executive’s termination of employment (the “Termination Date”), together with any amounts to which Executive is then entitled pursuant to any employee benefit or business expense reimbursement plan or arrangement in which Executive is then a participant and (ii) acceleration in full upon the Termination Date of the vesting of all then unvested equity awards granted to Executive pursuant to an agreement between the Company and Executive that are subject to vesting conditions that are based solely on Executive’s continued employment or service through specified dates (“Time-Based Equity Awards”). The foregoing provision, as it relates to the acceleration of vesting, is hereby deemed to be a part of each agreement evidencing each applicable Time-Based Equity Award to which Executive is a party and to supersede any contrary provision in any such agreement unless such agreement specifically refers to and disclaims this provision. Notwithstanding the foregoing, unvested equity awards, if any, granted to Executive pursuant to an agreement between the Company and Executive that are subject to vesting conditions that are based on the achievement of corporate financial, stockholder return or other performance goals or any condition other than or in addition to Executive’s continued employment or service through specified dates will not be subject to acceleration pursuant to this Section, but will be governed by their terms. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished. Executive shall not be entitled to receive the Severance Benefits described in Section 3 below.

3.Involuntary Termination. The Company may terminate Executive’s employment with the Company without Cause at any time on thirty (30) days’ advance written notice to Executive. Executive may terminate Executive’s employment with the Company by reason of a Resignation for Good Reason. In the event of any such Involuntary Termination, Executive shall be entitled to receive unpaid base salary at the rate then in effect, prorated to the Termination Date, together with any amounts to which Executive is then entitled pursuant to any employee benefit or business expense reimbursement plan or arrangement in which Executive is then a participant. In addition, provided that Executive executes and delivers to the Company in connection with such termination of employment a release of claims substantially in the form attached hereto as Exhibit A, amended as necessary to comply with applicable law (the “Release”) and the period for revocation, if any, of the Release has lapsed on or before the sixtieth (60th) day following the Termination Date without the Release having been revoked, the Company shall provide Executive with the following (the “Severance Benefits”), and all other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished:
(a)Cash Severance (Non-Change in Control). Executive shall receive on the sixtieth (60th) day following the Termination Date a lump sum cash amount (less applicable withholdings) equal to the sum of (i) twelve (12) months of Executive’s base salary at the rate then in effect (without giving effect to any reduction in the base salary rate amounting to Good Reason), (ii) an amount equal to 100% of Executive’s annual cash bonus (or, for so long as the Company maintains a annual bonus program payable in equity awards of the Company in lieu of an annual cash bonus program, 100% of the dollar amount of Executive’s target equity award under such bonus program), calculated based on the annual cash bonus (or value of equity awards) for the year in which Executive’s employment was terminated (or the prior year if a target annual cash bonus or equity award amount hadn’t yet been established for such year) that would be paid (or granted) to Executive if Executive’s employment had not terminated and if all performance-based milestones were achieved at 100% of the target level by both the Company and Executive (the “Target Bonus”), and (iii) all annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the termination date but otherwise remaining unpaid as of the Termination Date.
(b)Cash Severance (Change in Control). In the event that Executive’s Involuntary Termination occurs in connection with a Change in Control or during a Change in Control Period, then, in lieu of the amounts set forth above under Section 3(a), Executive shall receive on the sixtieth (60th) day following the Termination Date a lump sum cash amount (less applicable withholdings) equal to the sum of (i) twenty-four (24) months of Executive’s base salary at the rate then in effect (without giving effect to any reduction in the base salary rate amounting to Good Reason), (ii) an amount equal to 200% of the Target Bonus, and (iii) all annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the termination date but otherwise remaining unpaid as of the Termination Date.
(c)Acceleration of Vesting. The vesting of all Time-Based Equity Awards shall accelerate in full upon the Termination Date. The foregoing provision is hereby deemed to be a part of each agreement evidencing each applicable Time-Based Equity Award to which Executive is a party and to supersede any contrary provision in any such agreement unless such agreement specifically refers to and disclaims this provision. Notwithstanding the foregoing, unvested equity awards, if any, granted to Executive pursuant to an agreement between the Company and Executive that are subject to vesting conditions that are based on the achievement of corporate financial, stockholder return or other performance goals or any condition other than or in addition to Executive’s continued employment or service through specified dates will not be subject to acceleration pursuant to this Section, but will be governed by their terms.
(d)Continued Healthcare.
(i)If Executive and Executive’s eligible dependents then participating in the Company’s group health insurance plans timely elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premiums for such coverage for Executive and Executive’s covered dependents through the earlier of (i) the date that is eighteen (18) months following the Termination Date and (ii) the first date on which Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (the “COBRA Payment Period”). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
(ii)Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.
4.Voluntary Resignation by Executive; Termination for Cause. Executive may voluntarily resign from employment with the Company for any reason, at any time, on thirty (30) days’ advance written notice. In addition, the Company may terminate Executive’s employment immediately at any time for Cause. In the event of Executive’s resignation which is not a Resignation for Good Reason or the Company’s termination of Executive’s employment for Cause, Executive will be entitled to receive only unpaid base salary at the rate then in effect, prorated to the Termination Date, together with any amounts to which Executive is then entitled pursuant to any employee benefit or business expense reimbursement plan or arrangement in which Executive is then a participant. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished. Executive shall not be entitled to receive the Severance Benefits described in Section 3 above.
5.Acceleration of Vesting upon a Change in Control. In the event of a Change in Control, the vesting of all Time-Based Equity Awards shall accelerate in full immediately prior to, but contingent upon the consummation of, the Change in Control. The foregoing provision is hereby deemed to be a part of each agreement evidencing each applicable Time-Based Equity Award to which Executive is a party and to supersede any contrary provision in any such agreement unless such agreement specifically refers to and disclaims this provision. Notwithstanding the foregoing, unvested equity awards, if any, granted to Executive pursuant to an agreement between the Company and Executive that are subject to vesting conditions that are based on the achievement of corporate financial, stockholder return or other performance goals or any condition other than or in addition to Executive’s continued employment or service through specified dates will not be subject to acceleration pursuant to this Section, but will be governed by their terms.
6.Recoupment. Bonus, incentive and equity compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of such policy of recoupment of compensation as shall be adopted from time to time by the Board or the Committee as it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any such Act (the “Recoupment Policy”). The terms and conditions of the Recoupment Policy are hereby incorporated by reference into this Agreement and the Employment Agreement.
7.Golden Parachute Payments. In the event that the severance payments and other benefits provided for in this Agreement, the Employment Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement, the Employment Agreement or otherwise shall be payable either
(a)in full, or
(b)in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement, the Employment Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.
8.Definition of Terms. Capitalized terms not otherwise defined by this Agreement shall have the following meanings:
(a)“Cause” means (i) theft, material dishonesty in connection with Executive’s employment, or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of the Company’s confidential or proprietary information; (iii) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs Executive’s ability to perform his or her duties for Company; (iv) willful misconduct or breach of fiduciary duty for personal profit by Executive, (v) Executive’s material failure to abide by the Company’s code of conduct or code of ethics policies resulting in demonstrable injury to the Company or its reputation, or (vi) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from Company.
(b)“Change in Control” means the first day that any one or more of the following conditions shall have been satisfied:
(i)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Executive or a group that includes Executive, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of either the total fair market value of the stock of the Company then outstanding or the total voting power of the stock of the Company then outstanding having the right to vote in an election of the Board (the “Voting Stock”), excluding the acquisition of beneficial ownership of additional stock by a person or group who, immediately prior to such acquisition, beneficially owned stock that constituted more than fifty percent (50%) of either the total fair market value of the stock of the Company then outstanding or the total voting power of the Voting Stock then outstanding;
(ii)any person or group (other than Executive or a group that includes Executive) acquires (or has acquired during the twelve (12) month period ending in the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Voting Stock;
(iii)the members of the Board at the beginning of any consecutive 12- month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board prior to the end of such period; provided that any director whose appointment, election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, shall be deemed to be an Incumbent Director; or
(iv)there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to a subsidiary of the Company or an entity in which securities constituting at least a majority of the voting power of the voting securities of such entity or its parent outstanding immediately after such transaction are owned by the stockholders of the Company in substantially the same proportion as their ownership of the Voting Stock immediately prior to such transaction.
(c)“Change in Control Period” means a period commencing upon the consummation of a Change in Control and ending on the date occurring two (2) years thereafter.
(d)“Involuntary Termination” means the occurrence of either (i) termination by the Company of Executive’s employment with the Company for any reason other than Cause or (ii) Executive’s Resignation for Good Reason; provided, however that Involuntary Termination shall not include any termination of Executive’s employment which is (x) for Cause, (y) a result of Executive’s death or disability, or (z) a result of Executive’s voluntary termination of employment which is not a Resignation for Good Reason.
(e)“Resignation for Good Reason” means the voluntary resignation by Executive from employment with the Company at any time on ten (10) days’ advance written notice to the Company given within a period of one hundred eighty (180) days following the initial existence, without Executive’s express written consent, of any of the following conditions (each, a “Good Reason”) which remains in effect for thirty (30) days after Executive’s delivery of written notice of the existence of such condition(s) to the Company within ninety (90) days following the initial existence of such condition(s):
(i)a material, adverse change in Executive’s authority, duties or responsibilities; provided, that for purposes of this Agreement and without limiting the generality of the foregoing, a material, adverse change shall be deemed to occur if Executive no longer serves as Executive Vice President and Chief Financial Officer (who shall be the most senior financial officer) of a publicly-traded company reporting directly to the chief executive officer;
(ii)a failure to pay when due Executive’s base salary or any bonus actually earned;
(iii)any material reduction in Executive’s base salary rate or the stated target amount of Executive’s annual bonus (the earning of which may be made subject to performance requirements determined by the Company in its sole discretion);
(iv)the relocation of Executive work place for the Company to a location more than thirty (30) miles from location of Executive’s work place prior to such relocation; or
(v)the failure of the Company or any Successor to honor any material term of this Agreement.
9.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.Notice.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Resignation for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date, consistent with the requirements of this Agreement. The failure by Executive to include in the notice any fact or circumstance that contributes to a showing of the existence of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.
11.Confidentiality; Non-Solicitation.
(a)Confidentiality. Executive hereby agrees to hold in strict confidence and not to disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.
(b)Non-Solicitation; Non-Disparagement. Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 11(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents.
(c)Survival of Provisions. The provisions of this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

12.Dispute Resolution.
(a)To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single neutral arbitrator, in DuPage County, Illinois, conducted by the American Arbitration Association. (“AAA”) under its rules for arbitration of employment disputes. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Each party shall bear its own respective attorney fees and all other costs, unless provided by law and awarded by the arbitrator; provided, however, that the Company shall pay all AAA arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
(b)Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation Committee. This Agreement, does, however, preclude Executive from pursuing court action regarding any such claim.
(c)Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
13.Compliance with Section 409A of the Code. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:
(a)No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
14.Miscellaneous Provisions.
(a)At-Will Employment. Executive acknowledges and agrees that nothing in this Agreement shall be construed to imply that Executive’s employment is guaranteed for any period of time. Unless stated in a written agreement signed by an officer of the Company authorized by the Board or Committee and Executive, Executive’s employment is at-will and either the Company or Executive may terminate the employment relationship at any time with or without cause and with or without notice.
(b)Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.
(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that Executive may receive from employment by another employer other than as provided in Section 3(d).
(d)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.
(f)Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(g)Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties pursuant to this Agreement that is not subject to arbitration pursuant to Section 12, the parties hereby submit to and consent to the jurisdiction of the State of Illinois and agree that such litigation shall be conducted only in the courts of DuPage County, Illinois, or the federal courts of the United States for the Northern District of Illinois, and no other courts.
(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of Executive under this Agreement shall be liable for, or subject to, any obligation or liability of Executive.
(j)Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release, and to provide adequate assurance of Executive’s due performance thereunder.
(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(l)Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
RETAIL PROPERTIES OF AMERICA, INC.
By: /s/ Steven P. Grimes                        Date: February 19, 2013
Title: President and Chief Executive Officer

EXECUTIVE
/s/ Angela M. Aman                        Date: February 19, 2013
Angela M. Aman

EXHIBIT A
FORM OF
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is being entered into by Retail Properties of America, Inc. (“Employer” or “Company”) and ______________ (“Employee”) (together, the “Parties”).
1.SEPARATION DATE
1.1    Employee and Employer are parties to a Retention Agreement, dated effective as of ___________, 2012 (the “Retention Agreement”). Employee’s last day of employment with Employer is ________________ (“Separation Date”).
2.VALUABLE CONSIDERATION
2.1    Severance Package. Employer agrees to provide Employee with the following payments and benefits (“Severance Package”). Employee acknowledges and agrees that the Severance Package constitutes adequate legal consideration for the promises and representations made by him or her in the Agreement. Receipt of the Severance Package is contingent upon the following conditions: (i) Employee must continue to abide by the covenants regarding confidentiality, non-solicitation and non-disparagement described in Section 11 of the Retention Agreement, and (ii) application of the Recoupment Policy described in Section 6 of the Retention Agreement, the Golden Parachute Payments provision described in Section 7 of the Retention Agreement, and the provisions regarding compliance with Section 409A of the Internal Revenue Code described in Section 13 of the Retention Agreement. Subject to the foregoing, Employer will pay the Severance Payment on the sixtieth (60th) day after the Separation Date.
2.1.1.    Severance Payment. Employer agrees to pay Employee a total of $___________, computed in accordance with Section [3(a)] [3(b)] of the Retention Agreement, less all appropriate federal and state income and employment taxes (“Severance Payment”).
2.1.2.    Acceleration of Vesting. The vesting of all unvested equity awards granted to Employee that are listed on Exhibit A hereto shall accelerate in full in accordance with Section 3(c) of the Retention Agreement. All other equity awards (or portions thereof) made to the Employee by the Employer that were unvested immediately prior to the Separation Date will be forfeited as of the Separation Date.
2.1.3.    Continued Healthcare. Employer will continue to provide Employee with group health insurance benefits through __________. Provided Employee and Employee’s dependents then participating in the Employer’s group health insurance plan are eligible and timely elect coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Employer will pay the COBRA premiums for Employee and Employee’s dependents or otherwise provide for the cost of continued health care insurance in accordance with Section 3(d) of the Retention Agreement.
2.2    Employee acknowledges that the benefits described above are over and above anything owed to him or her by law, contract or under the policies of Employer, and that they are being provided to him or her expressly in exchange for his or her entering into this Agreement.
3.GENERAL RELEASE AND WAIVER
3.1    In consideration of Employer’s promises made within this Agreement, Employee unconditionally, irrevocably and absolutely waives, releases and discharges Employer, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as the past and present employees, officers, directors, agents, successors and assigns of Employer (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment with Employer, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to claims involving intellectual property or innovations that Employee may have worked on or come up with during the period in which he or she was being compensated by any of the Released Parties, alleged violations of the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, the Illinois One Day Rest in Seven Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Personnel Record Review Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Workers’ Compensation Act and any other statute set forth in Chapter 820 or any other chapter of the Illinois Compiled Statutes that pertains or relates to, or otherwise touches upon, the employment relationship between Employer and Employee, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act, as set forth in this Agreement. Further, nothing in this Section 3.1 shall release any of the Released Parties’ obligations, covenants, and agreements under this Agreement or Employee’s rights under applicable law, the Company’s Bylaws, any Company officer indemnity agreement to which Employee is a party or the Company’s director and officer liability policy to seek indemnity for acts committed, or omissions, within the course and scope of Employee’s employment duties.
3.2    Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
3.3    Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.
3.4    Employee represents that, as of the date of this Agreement, he or she has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court or with any governmental agency.
3.5    Employee acknowledges and agrees that the general release and waiver clause in this Agreement is an essential and material term of the Agreement, and that without such clause, no agreement would have been reached by the Parties.
4.ACKNOWLEDGEMENTS BY EMPLOYEE
4.1    Employee acknowledges that he or she is subject to, and will continue to abide by, all surviving provisions of the Retention Agreement, including, without limitation, the covenants regarding confidentiality, non-solicitation and non-disparagement set forth in Section 11 of the Retention Agreement (the “Covenants”), all of which are incorporated herein by reference as if set forth herein in their entirety. Nothing in this Agreement is intended to modify, supersede or replace any provision, right or obligation of Employee under the Covenants.
4.2    Employee acknowledges that he or she has been paid all wages, commissions, incentive payments, and bonuses owed to him or her by Employer, to date.
5.NON-DISPARAGEMENT
5.1    Employee confirms and agrees that he or she will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely either to disparage any of the Released Parties. Employee acknowledges and agrees that the non-disparagement clause in this Agreement is an essential and material term of the Agreement, and that without such clause, no agreement would have been reached by the Parties. Additionally, if Employee is compelled by the legal process to provide statements, information, or testimony regarding his or her employment with any of the Released Parties, he or she will do so in a truthful manner, and doing so is not a breach of the terms of this Agreement.

6.OLDER WORKERS’ BENEFIT PROTECTION ACT. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.
6.1    Acknowledgements/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21‑day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
6.2    Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by ______________, the Company’s ______________ Officer, 2021 Spring Road, Suite 200, Oak Brook, IL 60523 by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with Section 2 above after the Effective Date.
6.3    Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act.
7.CONFIDENTIALITY/RETURN OF COMPANY PROPERTY
7.1    Employee represents and warrants that as of the Separation Date, he or she will have returned all property belonging to Employer. Such property includes, but is not limited to, keys, passwords, access cards, credit or phone cards, any computer hardware or software, any products relating to Employer or its competition, any design work, product engineering, test results, customer information, pricing and cost information, financial data or information, any vendor samples or information, management materials, including all correspondence, manuals, letters, notes, notebooks, data report programs, plan proposals, and other confidential, proprietary and/or trade secret information, regardless of whether the information is in written, printed, electronic, or other form and regardless of whether it was written or compiled by Employee or other persons, as well as any and all other property that comprises property owned by Employer. Employee agrees that he or she will not retain any originals or copies of any Employer property, whether prepared or created by Employee or otherwise coming into Employee’s possession or control in the course of his or her employment with Employer. Employee agrees to keep the terms of the Agreement confidential between him or her and Employer, except that he or she may tell his or her immediate family and attorney or accountant, if any, as needed, but in no event should he or she discuss the Agreement or its terms with any current or prospective employee of Employer.
8.MISCELLANEOUS
8.1    The Parties agree that this Agreement, including the surviving provisions of the Retention Agreement expressly incorporated herein by reference, set forth the entire agreement between them and supersedes all other written or oral understandings or contracts. This Agreement may not be modified or amended except by a written instrument executed by both of the Parties.
8.2    The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
8.3    Each of the Parties to this Agreement represents and warrants that: (a) no other person or entity has or has had any interest in the claims released under this Agreement and (b) he, she or it has not assigned, transferred, conveyed, subjected to a security interest, or otherwise encumbered or impaired in any way any of the claims released under this Agreement.

8.4    In the event any provision of this Agreement is adjudicated to be unenforceable in whole or in part, the Parties intend for such provision to be modified to the extent necessary to render it enforceable, or alternatively, excised from the Agreement without effecting the validity of the remaining provisions of the Agreement.
8.5    By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. This Agreement is not an admission of wrongdoing or liability by either Employer or Employee and shall not be used or construed as such in any legal or administrative proceeding.
8.6    This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
8.7    This Agreement shall be subject to and construed in accordance with the laws of the State of Illinois. Venue shall be in DuPage County for any disputes arising out of the interpretation or enforcement of this Agreement.
8.8    This Agreement is binding on and inures to the benefit of Employer, its successors and assigns, and is binding on and inures to the benefit of Employee, his or her heirs and assigns.
8.9    This Agreement may be executed in counterparts. Signatures transmitted electronically are as effective as original signatures.
8.10    Each person signing this Agreement hereby expressly represents and warrants that he or she is expressly authorized in law and in fact to do so individually and/or on behalf of any entity listed herein as a signatory of this Agreement.
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	RETAIL PROPERTIES OF AMERICA, INC.
By:

Date:	Date:

Exhibit A
Unvested Equity Awards